Schedule 13 G



Item 1    (a)  Mark Centers Trust
     (b)  P.O. Box 1679
          600 Third Avenue
          Kingston, Pennsylvania  18704-1679


Item 2    (a)  Corbyn Investment Management, Inc., et al.
     (b)  Suite 108
          2330 W. Joppa Road
          Lutherville, Maryland  21093
     (c)  Incorporated in the State of Maryland
     (d)  Common Stock
     (e)  570382 10 1


Item 3 (h) The filer is a group consisting of an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 and an Investment Company registered under Section 8of the Investment Company Act.


Item 4    (a)  608,152 common shares
     (b)  7.1%
     (c)  (i) Sole power to vote or direct the vote of all 608,152 shares.
     (iii) Sole power to dispose of or direct the disposition of all 608,152 shares.


Item 5    N/A

Item 6    N/A

Item 7    N/A

Item 8    (a)  The group consists of an Investment Adviser registered under
Section 203 of the Investment Advisers Act of 1940 (IA) and an Investment Company registered under Section 8 of the Investment Company Act (IV).


Item 9    N/A

                   Schedule 13 G




Item 1    (a)  Mark Centers Trust
     (b)  P.O. Box 1679
          600 Third Avenue
          Kingston, Pennsylvania  18704-1679


Item 2    (a)  Corbyn Investment Management, Inc.
     (b)  Suite 108
          2330 W. Joppa Road
          Lutherville, Maryland  21093
     (c)  Incorporated in the State of Maryland
     (d)  Common Stock
     (e)  570382 10 1


Item 3 (e) The filer is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.


Item 4    (a)  436,752 common shares
     (b)  5.1%
     (c)  (i) Sole power to vote or direct the vote of all 436,752 shares
     (iii) Sole power to dispose of or direct the disposition of all 436,752 shares


Item 5    N/A

Item 6    N/A

Item 7    N/A

Item 8    N/A

Item 9    N/A






                   Schedule 13 G




Item 1    (a)  Mark Centers Trust
     (b)  P.O. Box 1679
          600 Third Avenue
          Kingston, Pennsylvania  18704-1679


Item 2    (a)  Greenspring Fund, Inc.
     (b)  Suite 110
          2330 W. Joppa Road
          Lutherville, Maryland  21093
     (c)  Incorporated in the State of Maryland
     (d)  Common Stock
     (e)  570382 10 1


Item 3 (d) The filer is an Investment Company registered under Section 8 of the Investment Company Act.


Item 4    (a)  171,400 common shares
     (b)  2.0%
     (c)  (i) Sole power to vote or direct the vote of all 171,400 shares
     (iii) Sole power to dispose of or direct the disposition of all 171,400 shares

Item 5    N/A

Item 6    N/A

Item 7    N/A

Item 8    N/A

Item 9    N/A







Item 10 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Janaury 8, 1997


Signature
Charles vK. Carlson, President
Name/Title



























CUSIP No.  570382101     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Corbyn Investment Management, Inc. et al n/a

2.  Check The Appropriate Box If A Member Of A Control Group (a) [x]
                               (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 108  2330 W. Joppa Rd.
     Lutherville, MD  21093


Number Of 5.  Sole Voting Power
Shares              608,152
Beneficially   6.  Shared Voting Power
Owned By
Each      7.  Sole Dispositive Power
Reporting      608,152
Person With    8.  Shared Dispositive Power


9.  Aggregate Amount Beneficially Owned By Each Reporting Person
     608,152

10.  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares [ ]

11.  Percent Of Class Represented By Amount In Row 9
     7.1%

12.  Type Of Reporting Person
     00- Group Consisting of IA and IV





CUSIP No.  570382101     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Corbyn Investment Management, Inc.
     52-0964322

2.  Check The Appropriate Box If A Member Of A Control Group (a) [x]
                               (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 108  2330 W. Joppa Rd.
     Lutherville, MD  21093


Number Of 5.  Sole Voting Power
Shares              436,752
Beneficially   6.  Shared Voting Power
Owned By
Each      7.  Sole Dispositive Power
Reporting      436,752
Person With    8.  Shared Dispositive Power


9.  Aggregate Amount Beneficially Owned By Each Reporting Person
     436,752

10.  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares [ ]

11.  Percent Of Class Represented By Amount In Row 9
     5.1%

12.  Type Of Reporting Person
      IA






CUSIP No.  570382101     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Greenspring Fund, Inc.
     52-1267740

2.  Check The Appropriate Box If A Member Of A Control Group (a) [x]
                               (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 110  2330 W. Joppa Rd.
     Lutherville, MD  21093


Number Of 5.  Sole Voting Power
Shares              171,400
Beneficially   6.  Shared Voting Power
Owned By
Each      7.  Sole Dispositive Power
Reporting      171,400
Person With    8.  Shared Dispositive Power


9.  Aggregate Amount Beneficially Owned By Each Reporting Person
     171,400

10.  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares [ ]

11.  Percent Of Class Represented By Amount In Row 9
     2.0%

12.  Type Of Reporting Person
      IV